US EMPLOYEE – 3-Year Vesting

PERFORMANCE STOCK UNIT AGREEMENT
AGREEMENT by and between KBR, Inc., a Delaware corporation (the “Company”), and ________________ (“Employee”) made effective as of ____________________ (the “Grant Date”).
1.Grant of Performance Stock Units.

(a)Units. Pursuant to the KBR, Inc. 2006 Stock and Incentive Plan, as amended and restated (the “Plan”), units evidencing the right to receive __________ shares of the Company’s common stock (“Stock”), are awarded to Employee, subject to the conditions of the Plan and this Agreement (the “Performance Stock Units”).

(b)Plan Incorporated. Employee acknowledges receipt of a copy of the Plan, and agrees that this award of Performance Stock Units shall be subject to all of the terms and conditions set forth in the Plan, including future amendments thereto, if any, pursuant to the terms thereof, which is incorporated herein by reference as a part of this Agreement. Except as defined herein, capitalized terms shall have the same meanings ascribed to them under the Plan.

2.Terms of Performance Stock Units. Employee hereby accepts the Performance Stock Units and agrees with respect thereto as follows:

(a)Forfeiture of Performance Stock Units. In the event of termination of Employee’s employment with the Company or any employing Subsidiary of the Company for any reason other than (i) death or (ii) disability (disability being defined as being physically or mentally incapable of performing either the Employee’s usual duties as an Employee or any other duties as an Employee that the Company reasonably makes available and such condition is likely to remain continuously and permanently, as determined by the Company or employing Subsidiary), or except as otherwise provided in the second and third sentences of subparagraph (c) of this Paragraph 2, Employee shall, for no consideration, forfeit all Performance Stock Units to the extent they are not fully vested. In addition, except as otherwise provided in the second and third sentences of subparagraph (c) of this Paragraph 2, Employee shall, for no consideration, forfeit all of the Performance Stock Units on December 31, 2019, if the Committee that administers the Plan (the “Committee”) determines, in its sole discretion, that calendar year 2019 was not a successful year for the Company. Any such determination by the Committee shall be made on or before the first anniversary of the Grant Date.

(b)Assignment of Award. The Performance Stock Units may not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred, encumbered or disposed of unless transferable by will or the laws of descent and distribution or pursuant to a “qualified domestic relations order” as defined by the U.S. Internal Revenue Code (the “Code”).

US EMPLOYEE – 3-Year Vesting

(c)Vesting Schedule. The Performance Stock Units shall vest in accordance with the following schedule provided that Employee has been continuously employed by the Company from the date of this Agreement through the applicable vesting date and such Performance Stock Units have not been forfeited pursuant to the last two sentences of subparagraph (a) of this Paragraph 2:

Vesting Date	Vested Percentage of Total Number of Performance Stock Units
1st Anniversary of Grant Date	33 ⅓%
2nd Anniversary of Grant Date	66 ⅔%
3rd Anniversary of Grant Date	100%

Notwithstanding the foregoing, unless otherwise provided in an Other Agreement pursuant to Paragraph 8, the Performance Stock Units shall become fully vested on the earliest of (i) the occurrence of your Involuntary Termination or termination for Good Reason within two years following a Corporate Change (as such terms are defined in the Plan) or (ii) the date Employee’s employment with the Company is terminated by reason of death or disability (as determined above); provided, however, that if the Performance Stock Units have been forfeited pursuant to the last two sentences of subparagraph (a) of this Paragraph 2 prior to the date of the occurrence of an event described in clause (i) or (ii) of this sentence, then the Performance Stock Units shall remain forfeited and shall not vest upon the occurrence of any such event. In the event Employee’s employment is terminated for any other reason, including retirement with the approval of (A) the Committee if Employee is a “senior executive of the Company” (as defined below) or (B) the Company’s Chief Executive Officer (the “CEO) if Employee is not a senior executive of the Company, the Committee (or its delegate, as appropriate) or, in the event of retirement of an Employee who is not a senior executive of the Company, the CEO, as applicable, may, in the Committee’s (or such delegate’s) or the CEO’s, as applicable, sole discretion, approve the acceleration of the vesting of any or all Performance Stock Units that have not yet been forfeited and which are still outstanding and subject to restrictions, such vesting acceleration to be effective on the date of such approval or Employee’s termination date, if later. Notwithstanding the foregoing, in no event shall the Performance Stock Units become fully vested prior to the expiration of one month from the Grant Date. “Senior executive” for purposes of this Agreement shall mean (i) the CEO and (ii) any regular, full-time employee of the Company or an affiliate who (A) is an officer of the Company required to file reports with the Securities and Exchange Commission under Section 16 of the Securities Exchange Act of 1934, (B) is an officer of the Company who reports directly to the CEO, (C) is the Chief Accounting Officer of the Company, or (D) is the highest ranking management position (with at least a title of Director or above) with direct oversight over internal audits of the Company.

(d)Stockholder Rights. Employee shall have no rights of a stockholder with respect to shares of Stock subject to this Award unless and until such time as the Award has been settled by the transfer of shares of Stock to Employee, except that Employee shall have the right to receive payments equal to the dividends or distributions declared or paid on a share of Stock at the same time as those dividends or distributions are paid to holders of Stock. Notwithstanding the previous sentence, Employee shall accrue dividends or

US EMPLOYEE – 3-Year Vesting

distributions declared or paid on a share of Stock at the same time as those dividends or distributions are paid to holders of Stock, but shall not have the right to receive such payments or distributions until such shares of Stock have satisfied the performance objective described in the last two sentences of subparagraph (a) of this Paragraph 2 (in which case, any such accrued dividends or distributions with respect to such shares shall be paid within 30 days after the date such performance objective has been satisfied). If such shares do not satisfy such performance objective and are forfeited, the accrued dividends or distributions with respect to such shares shall also be forfeited.

(e)Payment for Vested Performance Stock Units. Payment for vested Performance Stock Units shall be made as soon as administratively practicable after vesting, but in no event later than thirty days after the vesting date. Settlement will be made in the form of shares of Stock equal in number to the number of Performance Stock Units with respect to which payment is being made on the applicable date; provided, however, that payment for a vested Performance Stock Unit shall be made at the time provided above solely in cash (in lieu of in the form of a share of Stock) in an amount equal to the Fair Market Value as of the vesting date of such Performance Stock Unit if there are an insufficient number of shares available for delivery under the Plan at the time of such settlement as determined by the Committee or its delegate in the Committee’s or such delegate’s sole discretion. Notwithstanding the foregoing, the Company shall not be obligated to deliver any shares of Stock if counsel to the Company determines that such sale or delivery would violate any applicable law or any rule or regulation of any governmental authority or any rule or regulation of, or agreement of the Company with, any securities exchange or association upon which the Stock is listed or quoted.

(f)Recovery of Benefits. The Company shall seek recovery of any benefits provided hereunder to Employee if such recovery is required by any clawback policy adopted by the Company, which may be amended from time to time, including, but not limited to, any clawback policy adopted to satisfy the minimum clawback requirements adopted under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the regulations thereunder or any other applicable law.

3.Withholding of Tax. The Committee may make such provisions as it may deem appropriate for the withholding of any taxes which it determines is required in connection with this Award. Unless the Committee provides otherwise, to the extent this Award is settled in shares of Stock, the Company shall reduce the number of shares of Stock that would have otherwise been delivered to Employee by a number of shares of Stock having a Fair Market Value equal to the amount required to be withheld.

4.Employment Relationship. For purposes of this Agreement, Employee shall be considered to be in the employment of the Company as long as Employee remains an employee of the Company, a Parent Corporation or Subsidiary of the Company, or a corporation or a Parent Corporation or subsidiary of such corporation assuming or substituting a new award for this Award. Without limiting the scope of the preceding sentence, it is expressly provided that Employee shall be considered to have terminated employment with the Company at the time of the

US EMPLOYEE – 3-Year Vesting

termination of the “Subsidiary” status under the Plan of the entity or other organization that employs Employee. Any question as to whether and when there has been a termination of such employment, and the cause of such termination, shall be determined by the Committee, or its delegate, as appropriate, and its determination shall be final.

5.Committee’s Powers. No provision contained in this Agreement shall in any way terminate, modify or alter, or be construed or interpreted as terminating, modifying or altering any of the powers, rights or authority vested in the Committee or, to the extent delegated, in its delegate pursuant to the terms of the Plan or resolutions adopted in furtherance of the Plan, including, without limitation, the right to make certain determinations and elections with respect to the Performance Stock Units.

6.Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under Employee.

7.Compliance with Law. Notwithstanding any other provision of the Plan or this Agreement, unless there is an available exemption from any registration, qualification or other legal requirement applicable to the shares of Stock, the Company shall not be required to deliver any shares issuable upon settlement of the Performance Stock Units prior to the completion of any registration or qualification of the shares under any local, state, federal or foreign securities or exchange control law or under rulings or regulations of the U.S. Securities and Exchange Commission (“SEC”) or of any other governmental regulatory body, or prior to obtaining any approval or other clearance from any local, state, federal or foreign governmental agency, which registration, qualification or approval the Company shall, in its absolute discretion, deem necessary or advisable. Employee understands that the Company is under no obligation to register or qualify the shares with the SEC or any state or foreign securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of the shares. Further, Employee agrees that the Company shall have unilateral authority to amend the Plan and the Agreement without Employee's consent to the extent necessary to comply with securities or other laws applicable to issuance of shares.

8.Other Agreements. The terms of this Agreement shall be subject to, and shall not modify, the terms and conditions of any employment, severance, and/or change-in-control agreement between the Company (or a Subsidiary) and Employee concerning equity-based awards (“Other Agreement”), except that, notwithstanding anything in such Other Agreement to the contrary, any normal retirement age of 65 or other retirement-based vesting provisions in such Other Agreement shall be of no force or effect for purposes of the vesting of these Performance Stock Units.

9.Governing Law and Venue. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas, U.S.A., except to the extent that it implicates matters that are the subject of the General Corporation Law of the State of Delaware, which matters shall be governed by the latter law notwithstanding any conflicts of laws principles that may be applied or invoked directing the application of the laws of another jurisdiction. Exclusive venue for any action, lawsuit or other proceedings brought to enforce this Agreement, relating to it

US EMPLOYEE – 3-Year Vesting

or arising from it, or dispute resolution proceeding arising hereunder for any claim or dispute, the parties hereby submit to and consent to the sole and exclusive jurisdiction of Houston, Harris County, Texas, notwithstanding any conflicts of laws principles that may direct the jurisdiction of any other court, venue, or forum, including the jurisdiction of Employee’s home country.

10.Section 409A. Notwithstanding anything in this Agreement to the contrary, if any provision in this Agreement would result in the imposition of an applicable tax under Section 409A of the Code and related regulations and United States Department of the Treasury pronouncements (“Section 409A”), that provision will be reformed to avoid imposition of the applicable tax and no action taken to comply with Section 409A shall be deemed to adversely affect Employee’s rights under this Agreement.

[Signatures on the following page.]

US EMPLOYEE – 3-Year Vesting

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by an officer thereunto duly authorized, and Employee has executed this Agreement, all as of the date first above written.

KBR, INC.
By:

Name: Stuart J. B. Bradie
Title: President and CEO

EMPLOYEE:

Date: